Exhibit 99.1

Bio-Path Holdings Highlights Advancements in Preclinical Discovery Efforts

Selects New Drug Compound, BP1003, for Treatment of Pancreatic Cancer

HOUSTON—November 6, 2017 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the selection of its third drug candidate, BP1003, for the treatment of pancreatic cancer and provided an update on several of its preclinical discovery efforts.

“We are excited about the ways in which we continue to leverage our novel DNAbilize® technology and are particularly pleased to be moving forward toward the treatment of solid tumors,” said Peter H. Nielsen, chief executive officer of Bio-Path Holdings. “As we advance our current drug candidates into additional indications and add new targets, we continue to establish the DNAbilize® platform as a premier RNAi nanoparticle technology for systemic treatment of disease.”

Bio-Path’s third drug candidate, BP1003, targets the Stat3 protein and is currently in preclinical development in a pancreatic patient-derived tumor model. Previous preclinical models have shown BP1003 to successfully penetrate pancreatic tumors and to significantly enhance the efficacy of standard frontline treatments. Bio-Path intends to initiate IND enabling studies of BP1003 in 2018.

BP1002, Bio-Path’s second drug candidate, targets the Bcl2 protein and has demonstrated strong anti-non-Hodgkin’s lymphoma activity in cell lines and in an animal model. The company has completed IND enabling studies and expects to initiate a Phase 1 trial in lymphoma in 2018.

Prexigebersen, Bio-Path’s lead drug compound, targets the Grb2 protein and is currently in Phase 2 development for the treatment of blood cancers. In recently completed preclinical models, prexigebersen effectively penetrated ovarian tumors and has demonstrated clinical benefit both as a monotherapy and in combination with standard frontline therapies. Bio-Path plans to initiate a Phase 1 clinical trial of prexigebersen targeting several solid tumors types in 2018.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. This is followed by BP1002, targeting the Bcl2 protein, which the company anticipates entering into clinical studies where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369